Exhibit 99.1

        Alliance Pharmaceutical Corp. and Inhale Therapeutic Systems Announce Supplemental Agreement for PulmoSpheres-registered trademark- Technology, March 19, 2002

        San Diego, CA; March 19, 2002—-Alliance Pharmaceutical Corp. (Nasdaq: ALLP) and Inhale Therapeutic Systems, Inc. (Nasdaq: INHL) announced today that the two companies have expanded their agreement regarding the PulmoSpheres-registered trademark- particle and particle processing technology, aspects of which Inhale initially acquired from Alliance in November, 1999. The PulmoSpheres technology is a particle formation method designed to enhance the performance of drugs delivered via the lung in propellant-based metered-dose inhalers and dry powder inhalers. As a result of the supplemental agreement, Inhale has paid to Alliance $5.25 million in exchange for rights beyond inhaleable applications and other considerations.

        Under the terms of the supplemental agreement, Inhale has the right to use the PulmoSpheres technology for alternative methods of delivery in addition to inhaleable applications. Further, Alliance assigned five new patent applications covering methods of producing microparticles to Inhale. Alliance retains the rights to use the technology on products to be instilled directly into the lung, and obtains the rights to commercialize up to four products administered with inhalers, two of which will be royalty-free. Inhale will pay Alliance future milestone or royalty payments on a reduced number of products developed by Inhale or its licensees utilizing the technology. Inhale has also purchased chemicals from Alliance in accordance with the 1999 agreement and obtained an option to purchase additional such material through September 2003. These chemicals are used in the production of the PulmoSpheres technology, and this purchase will allow Inhale to accelerate its product development efforts.

        "The PulmoSpheres technology was developed by Alliance as an outgrowth of our expertise with surface chemistry, perfluorochemicals, emulsions, and spray dry manufacturing processes," said Duane J. Roth, Chairman and CEO of Alliance. "We are pleased that Alliance's continued advancement of the technology has furthered our collaboration with Inhale. The supplemental agreement allows us to participate in Inhale's success through potential future milestones and royalties. We also look forward to developing our own products using this promising technology."

        "Inhale has been very pleased with the performance of the PulmoSpheres technology for inhaled products. We have seen improved efficiency and reproducibility results in several clinical trials, including, inhaled tobramycin, a drug used in the treatment of cystic fibrosis; inhaled budesonide for the treatment of asthma; and inhaled leuprolide for the treatment of prostate cancer and endometriosis," said Ajit Gill, President and CEO of Inhale. "The expanded use of the technology will enable us to offer the performance-enabling PulmoSpheres to our partners for a variety of indications and for different delivery routes. Such expansion will further Inhale's goal of being a broad drug delivery company."

        Alliance Pharmaceutical Corp. is developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance's products are intended primarily for use during acute care situations, including surgical, cardiology, and respiratory applications. OxygentTM (perflubron emulsion), an intravenous oxygen carrier, is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. ImavistTM, an ultrasound contrast agent awaiting final FDA approval, is being developed jointly by Alliance and Schering AG, Germany, and will be marketed in the U.S. in partnership with Cardinal Health, Inc. Additional information about the Company is available on Alliance's web site at http://www.allp.com/.

        Inhale Therapeutic Systems, Inc., provides a portfolio of leading performance-enabling drug delivery technologies and expertise to help pharmaceutical and biotechnology companies maximize the performance of their compounds. Inhale offers three leading drug delivery platforms: a suite of technologies for the inhaleable delivery of macromolecules and small molecules for systemic and local lung delivery; supercritical fluid powder particle engineering to easily control particle size for a variety of drug delivery applications; and PEGylation for enhanced delivery performance of most major drug classes. The company is collaborating with major pharmaceutical and biotechnology companies, including Amgen, AstraZeneca, Aventis Behring, Bristol-Myers Squibb, Chiron, Enzon, GlaxoSmithKline, Johnson & Johnson, Lilly, Pfizer, Pharmacia, Roche, Schering-Plough and Serono.

        Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies, the timing or ability to investigate scientific data, and whether any products will be developed that will result in milestone or royalty payments or will otherwise be commercialized. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10-Q, and those risk factors set forth in the Company's most recent registration statement on Form S-3 (File No. 333-72844). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

        This release contains forward-looking statements that reflect the current views of Inhale management as to future products, product development, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in reports and other filings with the Securities and Exchange Commission, including Forms 10-K, as amended for 2000. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review, manufacturing capabilities and marketing effectiveness.

For further information, please contact: Gwen Rosenberg, Vice President, Corporate Communications, Alliance, (858) 410-5275
Joyce Strand, Director of Corporate Communications, Inhale, (650) 631-3138
For further information contact:
Gwen Rosenberg, Alliance Pharmaceutical Corp., (858) 410-5275, Email: corpcom@allp.com